Exhibit 10.1

PINNACLE ENTERTAINMENT, INC.

DIRECTOR HEALTH AND MEDICAL INSURANCE PLAN

1. Purposes of the Plan: The purposes of this Plan are to attract and retain qualified individuals to serve as members of the Company’s Board of Directors and to provide them and their Eligible Dependents with Health and Medical Insurance Coverage as additional incentive for such service.

2. Definitions. For the purposes of this Plan, the following terms will have the following meanings:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Change of Control” means

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (b)(iii)(A); (iii)(B) and (iii)(C);

(ii) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) “Company” means Pinnacle Entertainment, Inc., a Delaware corporation and any successor as provided in Section 5(a).

(d) “Covered Period” means (i) as to the Director, five years following the date on which the director leaves the Company’s Board of Directors (ii) as to a Spouse, five years following the date on which the director leaves the Company’s Board of Directors, unless either (A) he or she shall have divorced Director prior to the end of such five year period, in which case the Covered Period for the Spouse shall end on the date such divorce is final, or (B) he or she shall have remarried following the death of the Director, in which case the Covered Period for the Spouse shall end on the date of remarriage; and (iii) as to a Minor Child, the period of time during which such person remains a Minor Child, as defined.

(e) “Director” means a member of the Board.

(f) “Eligible Dependent” means a Spouse and a Minor Child.

(g) “Eligible Insureds” means (1) members of the Board who are in office at age 70 and who thereafter die, retire or resign from the Board or are not nominated for re-election for any reason; (2) members of the Board who are in office at the time of a Change of Control; and in each case (3) their Spouses and their Minor Children, if any.

(h) “Insurance Plans” means the health and medical insurance plans of the Company (whether or not under insurance policies) in effect from time to time covering its corporate executives during the Covered Period; provided, however, that if at any time during the Covered Period, the Company does not have any such plans and in all events following a Change of Control, it shall secure, at the Company’s expense, health and medical insurance coverage for the Eligible Insureds from an insurance carrier rated A or higher providing health and medical coverage in the aggregate no less favorable than that provided as of the date the Eligible Insureds become entitled to medical and health insurance coverage hereunder.

(i) “Minor Child” or “Minor Children” means a child or children of the Director who has or have been born prior to or during the time Director is a member of the Board of Directors; provided, however, that such child or children shall cease to be a Minor Child or Minor Children on the later of (i) the date on which they reach their eighteenth birthday, or (ii) the date after such eighteenth birthday on which they cease to be full time students, but in no event after the end of the school year during which they reach their twenty-fourth birthday.

(j) “Plan” means this Director Health and Medical Insurance Plan.

(k) “Plan Participant” means each Director, each Eligible Dependent and each Eligible Insured.

(l) “Spouse” means and shall be limited to the Director’s spouse at the date of the Director’s death, retirement or other departure from the Board of Directors after age 70 or at the date of his or her departure from the Board of Directors following a Change of Control, as the case may be.

3. Health and Medical Insurance. Directors and their Eligible Dependents shall participate in the Company’s health and medical insurance plans applicable to its corporate executives during the Director’s service on the Board. In addition, Eligible Insureds shall receive health and medical coverage from the Company under the Insurance Plans as are in effect from time to time during the Covered Period; or, if no such plans are in effect at any time during the Covered Period, the coverage in the aggregate no less favorable than that provided to corporate executives under the Insurance Plans as of the date of cessation. Following a Change of Control, the Company shall use its best efforts to cause such coverage to be provided under insurance policies written by third party insurance carriers rated A or higher providing health and medical coverage in the aggregate no less favorable than that provided as of the date the Eligible Insureds become entitled to medical and health insurance coverage hereunder, and shall provide copies of such policies to the Eligible Participants. The cost of such coverage shall be borne by the Company except for any co-pay or similar provisions equally applicable to all insureds under the Insurance Plans. If for any reason the Company shall fail to maintain such coverage at all times during the Covered Period, it shall indemnify and hold the Eligible Insureds harmless from all cost, loss, liability or expense caused by such failure. Except as provided herein, the Eligible Insureds shall be responsible for all imputed income taxes with respect to the premiums or cost of coverage under the Insurance Plans in accordance with the Company’s policies, but any taxes relative to benefits provided under the Insurance Plans shall be paid by the Company. If the Company elects to provide coverage under the Insurance Plans other than through insurance policies issued by third party insurance carriers, the Company shall indemnify the Eligible Insureds for any tax liability they incur on a grossed-up basis on payments of claims under the Insurance Plans that they would not have incurred if the claims had been paid under insurance policies. The Company shall pay to each Director a payment (the “Gross-Up

Payment”) in an amount such that, after payment by the Director of all income taxes and the excise tax imposed by Internal Revenue Code Section 4999 or any similar provision of state or local tax law (the “Excise Tax”) imposed on benefits under this Agreement, on all other payments from the Company to the Director in the nature of compensation, and on the Gross-Up Payment itself, and any interest or penalties (other than interest and penalties imposed by reason of Director’s failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Amount), Director shall be placed in the same tax position with respect to benefits under this Plan and all other payments from the Company to Director in the nature of compensation as Director would have been in if the Excise Tax had never been enacted.

4. Insurance Offset. If at any time during the Covered Period an Eligible Insured is insured under other health or medical plans or under Medicare, then the Insurance Plans shall provide supplemental coverage to the extent permitted by Law to the extent that such other plans do not provide full coverage for any given claim. The Eligible Insureds shall notify the Company’s human resources office upon request of their coverage under any such other plans or Medicare but, except as provided herein shall have no obligation to seek any such coverage. If eligible for Medicare coverage, Eligible Insureds shall enroll in Medicare Parts A and B and remain enrolled through the Covered Period.

5. Miscellaneous.

(a) Successors and Assigns. This Plan will be binding upon and inure to the benefit of the parties and, in the case of the Company, its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, but such successor’s obligation to do so shall not be dependent on such express assumption. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this agreement by operation of law or otherwise.

(b) Governing Law/Jurisdiction. This Plan and the rights and obligations of the Company and the Plan Participants shall be governed by and construed in accordance with the laws of the State of Delaware in all respects, including all matters of construction, validity and performance, without regard to the conflict of law rules of such state.

(c) Modification and Waiver. No provisions of this Plan will be amended, waived or modified except by an instrument in writing and no such amendment, waiver or modification shall adversely affect any rights of Plan Participants to health and medical insurance coverage as provided for herein

(d) Attorneys’ Fees. Any dispute, controversy or claim arising out of this Plan or the rights and obligations of the Company and any Plan Participant shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitrators may be entered into any court having jurisdiction. If any arbitration is instituted to remedy, prevent or obtain relief from a default in the performance by the Company or a Plan Participant of its obligations under this Plan, or to recover damages from a breach of a representation or warranty, the prevailing party will recover all of such party’s attorneys’ fees incurred in each and every such arbitration, including any and all appeals or petitions therefrom. As used in this section, attorneys’ fees means the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and will not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

(e) Notices. Any notice, request, demand, instruction or other communication to be given to the Company or a Plan Participant shall be in writing and shall be hand delivered or sent by FedEx or comparable overnight courier or mail service, or mailed by U.S. or certified mail, return receipt requested, postage prepaid, to such person at the most current address in the Company’s records.

(f) Third Party Beneficiaries. Each Plan Participant is an Express Beneficiary hereunder and may enforce his or her rights under the Plan. The Company shall provide each Director and each Plan Participant notice of his or her participation in the Plan, but such participation shall not be dependent upon such notification.